SUB-ITEM 77I
Terms of new or amended securities


On September 21, 2017, 485BPOS, Accession
No. 0000814680-17-000104, an amendment to
the registration statement of American Century
Variable Portfolios, Inc., was filed with the Securities and Exchange Commission. This amendment registered a new class, Class Y, of VP Capital Appreciation Fund, effective
September 22, 2017, and describes the
characteristics of the new class.